701 Evans Avenue	telephone:	(416) 626-6000
8th Floor	facsimile:	(416) 626-8650
Toronto, Ontario Canada	email:	info@mscm.ca
M9C 1A3	website:	www.mscm.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the A-Power Energy Generation Systems, Ltd. 2007 Equity Plan of our reports, dated March 31, 2010, relating to the consolidated financial statements and the effectiveness of internal controls over financial reporting of A-Power Energy Generation Systems, Ltd., appearing in the Annual Report on Form 20-F of A-Power Energy Generation Systems, Ltd. for the year ended December 31, 2009.

/s/ MSCM LLP

MSCM LLP
Chartered Accountants
Licensed Public Accountants
June 24, 2010